As filed with the Securities and Exchange Commission on July 23, 2004

                                                     Registration No. 333-116498
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                        POST EFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                                  ZANNWELL INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                 NEVADA                                  88-0408213
     ----------------------------             ---------------------------------
     (State or other jurisdiction             (IRS Employer Identification No.)
                                              of incorporation or organization)


           1549 N. LEROY STREET, SUITE D-1000, FENTON, MICHIGAN 48430
           ----------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)



      AMENDED AND RESTATED ZANNWELL INC. 2004 EMPLOYEE STOCK INCENTIVE PLAN
         AMENDED AND RESTATED ZANNWELL INC. 2004 NON-EMPLOYEE DIRECTORS
                       AND CONSULTANTS RETAINER STOCK PLAN
      ---------------------------------------------------------------------
                            (Full title of the plan)



                                Robert C. Simpson
                       President and Chairman of the Board
                       1549 N. Leroy Street, Suite D-1000
                             Fenton, Michigan 48430
                     ---------------------------------------
                     (Name and address of agent for service)


                                 (810) 714-2978
                                 --------------
          (Telephone number, including area code, of agent for service)


                                                 Calculation of Registration Fee
----------------------------------------------------- --------------------- ---------------- --------------------- ----------------
                                                                               Proposed            Proposed
                      Title of                                                  maximum            maximum
                     securities                              Amount            offering           aggregate           Amount of
                       to be                                 to be               price             offering         registration
                     registered                          registered(1)         per share            price              fee(2)
----------------------------------------------------- --------------------- ---------------- --------------------- ----------------
Common Stock, $.001 par value to be issued pursuant   207,500,000 shares         $0.03            $6,225,000           $788.71
to the Amended and Restated ZannWell Inc. 2004
Employee Stock Incentive Plan and the Amended and
Restated ZannWell Inc. 2004 Non-Employee Directors
and Consultants Retainer Stock Plan
----------------------------------------------------- --------------------- ---------------- --------------------- ----------------

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the last sale of the Registrant's common stock on June 1, 2004, as reported in the over-the-counter market.


(3) 7,500,000 of the shares authorized under the plans were registered on June 15, 2004 pursuant to the original Registration Statement 333-116498. A fee of $28.51 was paid in connection with the original Registration Statement.

                                EXPLANATORY NOTE

                       AMENDED AND RESTATED ZANNWELL INC.
                     2004 EMPLOYEE STOCK INCENTIVE PLAN AND
                       AMENDED AND RESTATED ZANNWELL INC.
         2004 NON-EMPLOYEE DIRECTORS AND CONSULTANTS RETAINER STOCK PLAN

         On June 15, 2004, we filed with the Securities and Exchange Commission
(SEC) a Registration Statement No. 333-116498 on Form S-8, pertaining to our 2004 Employee Stock Incentive Plan and our 2004 Non-Employee Directors and Consultants Retainer Stock Plan. This Post-Effective Amendment No. 1 to our Form S-8 No. 333-116498 is being filed to register the issuance of additional shares pursuant to an increase in the number of shares of common stock available for issuance pursuant to options granted under our 2004 Employee Stock Incentive Plan from 6,000,000 to 186,000,000 and to register the issuance of additional shares pursuant to an increase in the number of shares of common stock and options to purchase common stock available for issuance under our 2004 Non-Employee Directors and Consultants Retainer Stock Plan from 1,500,000 to 21,500,000.

         We registered 6,000,000 shares of common stock available for issuance pursuant to options granted under our 2004 Employee Stock Incentive Plan and 1,500,000 shares of common stock and options to purchase common stock available for issuance under our Non-Employee Directors and Consultants Retainer Stock Plan on our Registration Statement No. 333-116498 on Form S-8, filed with the SEC on June 15, 2004. Since June 15, 2004, options to purchase 6,000,000 shares of common stock have been issued under our 2004 Employee Stock Incentive Plan and 1,500,000 shares of common stock have been issued under our Non-Employee Directors and Consultants Retainer Stock Plan. This left no shares available for issuance pursuant to options granted under our 2004 Employee Stock Incentive Plan and no shares of common stock and options to purchase common stock available for issuance under our 2004 Non-Employee Directors and Consultants Retainer Stock Plan. This Post-Effective Amendment registers an additional 180,000,000 shares available for issuance pursuant to options under our 2004 Employee Stock Incentive Plan and 20,000,000 shares of common stock and options to purchase common stock available for issuance under our 2004 Non-Employee Directors and Consultants Retainer Stock Plan.

         Except as described above, no other changes have been made to our Form S-8 Registration Statement No. 333-116498. For the convenience of the reader and as required under SEC rules, this Post-Effective Amendment to Form S-8 sets forth the complete text of Form S-8 rather than just the amended portions thereof. To preserve the nature and character of the disclosures set forth in these Items as originally filed, this Post-Effective Amendment to Form S-8 continues to speak as of June 15, 2004, and we have not updated the disclosures in this Post-Effective Amendment to speak as of a later date or to reflect events that occurred at a later date. For Items not modified herein, reference should be made to our Registration Statement No. 333-116498 on Form S-8 as filed with the SEC on June 15, 2004. The filing of this Post-Effective Amendment is not an admission that our Registration Statement No. 333-116498 on Form S-8, when filed, knowingly included any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act of 1934:

      1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

      2.    Our Quarterly Report on Form 10-QSB for the quarter ended March 31,
            2004.

      3. All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2003; and

      4. The description of the our common stock, $.001 par value, contained in our Registration Statement on Form 10-SB, including any amendments or reports filed for the purpose of updating such description.

      5. All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated by reference herein as set forth above shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

      You may request a copy of these filings at no cost by writing or telephoning us at the following address: Robert C. Simpson, President, 1549 N. Leroy Street, Suite D-1000, Fenton, Michigan 48430; (810) 714-2978.

ITEM 4. DESCRIPTION OF SECURITIES.

      Inapplicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Spectrum Law Group, LLP and certain affiliates of Spectrum Law Group, LLP may be issued shares of our common stock pursuant to this offering.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      NEVADA STATUTES

      Section 78.7502 of the Nevada Revised Statutes, as amended, provides for the indemnification of the Company's officers, directors, employees and agents under certain circumstances as follows:

      "1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

            (a)   Is not liable pursuant to NRS 78.138; or

            (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS
78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

      2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

            (a)   Is not liable pursuant to NRS 78.138; or

            (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. (Added to NRS by 1997, 694; A 2001, 3175)"


ARTICLES OF INCORPORATION

      Our Articles of Incorporation provide that no director of our corporation shall have personal liability to us or any of our stockholders for monetary damages for breach fiduciary duty as a director or officers involving any act or omission of any such direcrot or officer; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or (v) for any transaction from which the director derived an improper personal benefit. Our Bylaws also contain a provision for the indemnification of our directors (see "Indemnification of Directors and Officers - Bylaws" below).

BYLAWS

      Our Bylaws provide for the indemnification of our directors, officers, employees, or agents under certain circumstances as follows:

                              "ARTICLE V: INDEMNITY

      Section 1. Definitions. For purposes of this Article, "Indemnity" shall mean each Director or Officer who was or is a party to, or is threatened to be made a part to, or is otherwise involved in, any Proceeding (as hereinafter defined), by reason of the fact that he or she is or was a Director or Officer of this Corporation or is or was serving in any capacity at the request of this Corporation as a Director, Officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another corporation, partnership, joint venture, trust, or other enterprise. The term "Proceeding" shall mean any threatened, pending, or completed action or suit (including, without limitation, an action, suit or proceeding by or in the right of this Corporation', whether civil, criminal, administrative or investigative.

      Section 2. Indemnification. Each Indemnitee shall be indemnified and held harmless by this Corporation for all actions taken by him or her, and for all omissions (regardless of the date of any such action or omission), to the fullest extent permitted by Nevada law, against all expense, liability and loss (including, without limitation, attorney fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding. Indemnification pursuant to this Section shall continue as to an Indemnitee who has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors and administrators. This Corporation may, by action of its Board of Directors, and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees. The rights to indemnification as provided in this Article shall be non-exclusive of any other rights that any person may have or hereafter acquire under an statute, provision of this Corporation's Articles of Incorporation or Bylaws, agreement, vote of stockholders or Directors, or otherwise.

      Section 3. Financial Arrangements. This Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a Director, Officer, employee or agent of this Corporation, or is or was serving at the request of this Corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in such capacity, whether or not this Corporation has the authority to indemnify him or her against such liability and expenses.

      The other financial arrangements which may be made by this Corporation may include, but are not limited to, (a) creating a trust fund; (b) establishing a program of self-insurance; (c) securing its obligation of indemnification by granting a security interest or other lien on any of this Corporation's assets, and (d) establishing a letter of credit, guarantee or surety. No financial arrangement made pursuant to this section may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to advancing, expenses or indemnification ordered by a court. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by this Corporation or any other person approved by the Board of Directors, even if all or part of the other person's stock or other securities is owned by this Corporation. In the absence of fraud:

      (a) the decision of the Board of Directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section, and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

      (b) the insurance or other financial arrangement is not void or voidable; does not subject any Director approving it to personal liability for his action; and even if a Director approving the insurance or other financial arrangement is a beneficiary of the insurance or other Financial arrangement.

      Section 4. Contract of Indemnification. The provisions of this Article relating to indemnification shall constitute a contract between this Corporation and each of its Directors and Officers, which may be modified as to any Director or Officer only with that person's consent or as specifically provided in this section. Notwithstanding any other provision of the Bylaws relating to their amendment generally, any repeal or amendment of this Article which is adverse to any Director or Officer shall apply to such Director or Officer only on a prospective basis and shall not limit the rights of an Indemnitee to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment. Notwithstanding any other provision of these Bylaws, no repeal or amendment of these Bylaws shall affect any or all of this Article so as to limit or reduce the indemnification in any manner unless adopted by (a) the unanimous vote of the Directors of this Corporation then serving, or (b) the stockholders as set forth in Article XII hereof, provided that no such amendment shall have retroactive effect inconsistent with the preceding sentence.

      Section 5. Nevada Law. References in this Article to Nevada law or to any provision thereof shall be to such law as it existed on the date these Bylaws were adopted or as such law thereafter may be changed, provided that (a) in the case of any change which expands the liability of an Indemnitee or limits the indemnification rights or the rights to advancement of expenses which this Corporation may provide, the rights to limited liability, to indemnification and to the advancement of expenses provided in this Corporation's Articles of Incorporation, these Bylaws, or both shall continue as theretofore to the extent permitted by law; and (b) if such change permits this Corporation, without the requirement of any further action by stockholders or Directors, to limit further the liability of Indemnitees or to provide broader indemnification rights or rights to the advancement of expenses than this Corporation was permitted to provide prior to such change, liability thereupon shall be so limited and the rights to indemnification and advancement of expenses shall be so broadened to the extent permitted by law."


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Inapplicable.

ITEM 8. EXHIBITS.

EXHIBIT NUMBER                      DESCRIPTION


4.1            Amended and Restated ZannWell Inc. 2004 Employee Stock
               Incentive Plan

4.2 Amended and Restated ZannWell Inc. 2004 Non-Employee Directors and Consultants Retainer Stock Plan


5.1            Opinion of Spectrum Law Group, LLP re: legality of shares.

23.1           Consent of Spectrum Law Group, LLP (filed as Exhibit 5.1 herein).

23.2           Consent of Beckstead & Watts, LLP

----------------------

ITEM 9. UNDERTAKINGS.

      A. The undersigned registrant hereby undertakes to file during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

      B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      D. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fenton, State of Michigan, on July 22, 2004.




                                 USA TELCOM INTERNATIONALE

                                 By:  /S/ ROBERT C. SIMPSON
                                      -----------------------------------------
                                      Robert C. Simpson, Chairman and President



      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


SIGNATURES                             TITLE                         DATE
----------                             -----                         ----

/S/ ROBERT C. SIMPSON      Chairman of the Board, President     July 22, 2004
-----------------------
Robert C. Simpson